   Page  1 of 8                                                                        Exhibit 99.1

5600 Cox Road Glen Allen, VA 23060 Telephone: (804) 267-8000 Fax: (804) 267-8466 Website: www.landam.com

FOR IMMEDIATE RELEASE	Bob Sullivan	Lloyd Osgood
July 31, 2007	SVP – Investor Relations	SVP – Corporate Communications
	Phone: (804) 267-8703	Phone: (804) 267-8133
	bsullivan@landam.com	losgood@landam.com

LANDAMERICA REPORTS SECOND QUARTER 2007 RESULTS

RICHMOND, VA - LandAmerica Financial Group, Inc. (NYSE: LFG), Fortune magazine’s number one Most Admired Company in the mortgage services industry, announces operating results for the second quarter and six months ended June 30, 2007.

	Second Quarter 2007		Second Quarter 2006

Total revenue	$1,005.0	Million	$1,002.1	Million
Net income	$7.9	Million	$35.6	Million
Net income per diluted share	$0.42		$2.06

	Six Months 2007		Six Months 2006

Total revenue	$1,953.6	Million	$1,935.0	Million
Net income	$12.6	Million	$49.3	Million
Net income per diluted share	$0.68		$2.82

FINANCIAL HIGHLIGHTS
•
Total residential mortgage originations, as estimated by the Mortgage Bankers Association, decreased by approximately $20 billion, or 2.7%, in second quarter 2007 from the comparable period in 2006. Estimated purchase mortgage originations, which generate higher title fees per order compared to refinance transactions, decreased by approximately $56 billion, or 13.1%, in second quarter 2007 from the comparable period in 2006.

•
Pretax income decreased by $45.7 million in second quarter 2007 from second quarter 2006, reflecting the weakness in the residential housing market and the increase in claims provision of $34.3 million, or $22.3 million after taxes.

•	The claims provision for second quarter 2007 included $21.4 million which related to an increase in the ultimate expected loss rate of approximately 30 basis points for the 2004 policy year and 20 basis points each for policy years 2005 and 2006.
•	Direct revenue from title and non-title commercial operations increased by 42.4% in second quarter 2007 to $152.1 million from $106.8 million in second quarter 2006.
•
Direct orders opened were approximately 281,600 in second quarter 2007 compared to 271,200 in second quarter 2006.  The increase of 3.8% was primarily due to additional volume from the Capital Title merger.

•	Direct operating revenue per direct order closed was approximately $2,200 in second quarter 2007 compared to approximately $2,000 in second quarter 2006.
•	Operating revenue for the Lender Services segment increased from $59.7 million in second quarter 2006 to $68.9 million in second quarter 2007.

        - more -

•
During second quarter 2007, the Company repurchased approximately 474,000 shares of its common stock for $42.0 million, at an average cost of $88.54 per share. At June 30, 2007, the Company had approximately 1,026,000 shares remaining under the 2007 repurchase program.

•
Due to the increase in the Company’s stock price, net income per diluted share in second quarter 2007 included approximately 2.1 million additional shares related to its convertible debt securities compared to 0.5 million shares in second quarter 2006.

“The residential real estate market is experiencing the largest volume decline in nearly 20 years,” said Chairman and Chief Executive Officer Theodore L. Chandler, Jr. “We came out of first quarter 2007 ready for the seasonal acceleration we typically see in the second quarter. We did not see the traditional seasonal pick-up, causing our revenue to remain flat during second quarter 2007 over the first quarter of this year.

“Mortgage rates remain at historically low levels and the economy is expected to expand at a moderate pace. We believe the sharp decline in residential volume does not change the prospects for long-term demand driven by favorable demographics,“ said Chandler. “Given the current market conditions, we continue to adjust our costs to the reduced volume in order to better position ourselves for a market turnaround.”

Chandler continued, “Within the commercial arena, a steady US economy, continued investor confidence, and market conditions favorably influenced our performance.  We are pleased with the results from our commercial operations, which reflect our superior service and expertise, especially in closing highly sophisticated transactions.”

SEGMENT RESULTS

In 2007, the Company refined its definition and measurement of commercial revenue and has revised its 2006 commercial revenue to be comparable to the 2007 presentation.  The following table presents the revised commercial revenue in the Title Operations segment and Corporate and Other category for each quarter in 2006:

Revised Commercial Revenue
(In millions)
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Title Operations	$85.7	$92.3	$85.7	$114.2
Corporate and Other	12.3	14.5	15.7	24.2
Total	$98.0	$106.8	$101.4	$138.4

The Company completed the merger with Capital Title on September 8, 2006. Capital Title has been integrated into the Title Operations and Lender Services segments as of the merger date.  As of June 30, 2007, the Company has achieved annualized pretax cost savings of approximately $11 million. Management expects that by the end of 2007, synergies will produce annualized pretax cost savings of approximately $16 million.

Title Operations

Direct revenue increased by $33.4 million, or 8.9%, in second quarter 2007 from second quarter 2006 and increased by $61.9 million, or 8.6%, in the first half of 2007 over the comparable period in 2006.  During second quarter and the first half of 2007, direct revenue was positively affected by increased volume as a result of the merger with Capital Title and strong commercial revenues.  These increases were partially offset by overall weakness in the residential real estate market.

        - more -

Revenue from direct commercial operations was $127.5 million in second quarter 2007 compared to $92.3 million in second quarter 2006, an increase of 38.1%, and $219.7 million in the first half of 2007 compared to $178.0 million in the first half of 2006, an increase of 23.4%.

Direct orders closed were approximately 176,500 in second quarter 2007 and approximately 180,700 in second quarter 2006, while direct revenue per direct order closed increased approximately 9.5% from approximately $2,100 in second quarter 2006 to approximately $2,300 in second quarter 2007.  Direct orders closed were approximately 346,000 for the first half of 2007 compared to approximately 350,000 for the first half of 2006, while direct revenue per direct order closed increased approximately 10.0% from approximately $2,000 in the first half of 2006 to approximately $2,200 in the first half of 2007.

Agency revenue in second quarter 2007 decreased by $52.1 million, or 10.3%, from second quarter 2006, and agency revenue in the first half of 2007 decreased by $108.2 million, or 11.0%, compared to the first half of 2006. These decreases were due to softer market conditions across most regions, particularly in certain southeastern markets.

Agents’ commissions as a percentage of agency revenue were 80.5% in second quarter 2007 compared to 80.0% in second quarter 2006 and 80.5% in the first half of 2007 compared to 80.1% in the first half of 2006. The increase in commissions as a percentage of revenue was due to the change in the geographic mix of business.

Salary and employee benefit costs increased by $21.4 million, or 8.9%, in second quarter 2007 compared to second quarter 2006 and increased by $48.0 million, or 10.2%, in the first half of 2007 over the first half of 2006. Average Full Time Equivalent (“FTE”) counts for the Title Operations segment were approximately 11,300 in second quarter 2007 versus approximately 10,500 in second quarter 2006, or an increase of 7.6%.  FTE counts for the Title Operations segment increased to approximately 11,400 in the first half of 2007 from approximately 10,600 in the first half of 2006, or an increase of 7.5%.  Salary and employee benefit costs and FTE counts increased primarily to service additional business from the merger with Capital Title (approximately 1,400 FTE counts and 1,500 FTE counts in the second quarter and first half of 2007, respectively) and the increase in commercial business.  These increases were offset in part by declines in staffing levels in the agency and direct title operations in response to declines in the residential real estate market.

The provision for policy and contract claims as a percentage of operating revenue was 9.3% in second quarter 2007 compared to 5.3% in second quarter 2006 and 7.9% in the first half of 2007 compared to 5.4% in the first half of 2006. The increase in the claims provision ratio was primarily due to an increase in the frequency and severity of claims reported for policy years 2004 through 2006, which resulted in upward development for those policy years.  Since the Company is subject to liability on claims for an extended time period, slight changes in claims experience for more recent policy years can have a significant effect on the amount of the provision required for potential claims.

The pretax earnings margin was 3.4% in second quarter 2007 compared to 8.1% in second quarter 2006 and 3.8% in the first half of 2007 compared to 7.1% in the first half of 2006.  Lower volumes in the residential real estate market and an increase in the claims provision ratio negatively impacted the pretax earnings margin in second quarter and the first half of 2007.

Lender Services

Operating revenue increased by $9.2 million, or 15.4%, in second quarter 2007 compared to second quarter 2006.  Operating revenue in the first half of 2007 increased by $34.3 million, or 29.2%, compared to the first half of 2006.  Revenue for second quarter and the first half of 2007 was positively affected by increased business as a result of the merger with Capital Title and growth in default management services.  Revenue in the first half of 2007 was also positively affected by the acceleration of deferred revenue in the loan servicing business in first quarter 2007. These increases were offset in part by lower volumes in certain product lines of the mortgage origination business and the loan servicing business due to a softer real estate market.

        - more -

Salary and employee benefit costs increased by $2.8 million, or 11.9%, in second quarter 2007 compared to second quarter 2006.  Salary and employee benefit costs increased by $6.2 million, or 12.9%, in the first half of 2007 over the first half of 2006. FTE counts were approximately 1,800 in second quarter 2007 and in the first half of 2007 versus approximately 1,500 in second quarter 2006 and in the first half of 2006, or an increase of 20.0%.  Salary and employee benefit costs and FTE counts increased primarily to service increased business from the merger with Capital Title and other acquisitions.  These increases were partially offset by reductions in FTE counts in certain product lines in the loan servicing business and in the mortgage origination business to adjust to lower business volume.

Other expenses increased by $9.6 million, or 37.2%, in second quarter 2007 from second quarter 2006 and increased by $20.1 million, or 38.1%, in the first half of 2007 from the comparable period in 2006.  The increase in other expenses was primarily due to the merger with Capital Title and other acquisitions and to support growth in the default management services line within the loan servicing business.  These increases were offset in part by declines in certain lines of the loan servicing and mortgage originations businesses to match declines in business volume.

Pretax earnings (losses) were $1.7 million in second quarter 2007 compared to $6.5 million in second quarter 2006 and $(7.0) million in the first half of 2007 compared to $8.8 million in the first half of 2006.  The decline in results for the first half of 2007 was primarily due to the impairment of the customer relationship intangible asset of $20.8 million, or $12.5 million after taxes.

Financial Services

Pretax earnings were $5.0 million in second quarter 2007 compared to $4.4 million in second quarter 2006 and $10.1 million in the first half of 2007 compared to $8.4 million in the first half of 2006. The improvement in results was primarily due to growth in the segment’s loan and investment portfolio combined with an increase in the interest rate spread.

Corporate and Other

Corporate and Other includes unallocated corporate expenses, residential home warranty and inspection businesses, and commercial property appraisal and assessment businesses.  Operating revenue increased by $10.0 million, or 34.4%, in second quarter 2007 over second quarter 2006 and increased by $21.5 million, or 39.5%, in the first half of 2007 over the first half of 2006.  The increase in operating revenue was primarily due to continued strong commercial business that has benefited from a strong pipeline and a recent acquisition.  Revenue from commercial operations was $24.6 million in second quarter 2007 compared to $14.5 million in second quarter 2006. Revenue from commercial operations was $44.0 million in the first half of 2007 compared to $26.8 million in the first half of 2006.  Improvements in commercial operations in second quarter 2007 and in the first half of 2007 were offset in part by declines in the home warranty and property inspections businesses.

Pretax losses were $(25.4) million in second quarter 2007 compared to $(26.3) million in second quarter 2006 and $(48.6) million in the first half of 2007 compared to $(64.7) million in the first half of 2006. Pretax losses in the first half of 2006 included the write-down of the corporate offices to fair value of $9.7 million, or $6.3 million after taxes.

The effective income tax rate was 33.5% in the first half of 2007 compared to 35.0% in the first half of 2006.  The change was due to favorable permanent differences and the mix of state income tax expenses (benefits) from the Company’s non-insurance subsidiaries.

CONFERENCE CALL

The Company will sponsor a conference call on Wednesday, August 1, 2007, at 10:00 AM ET to discuss the results.

Those wishing to participate in the live call should dial 1-877-407-0782 and request to be connected to the LandAmerica conference.  Additionally, the call will be simultaneously broadcast over the internet via

        - more -

LandAmerica’s website (www.landam.com).  Click Investor Information> Financial Information> Webcast events.  Investors can also access the webcast at www.investorcalendar.com.  The event will be archived and available for replay starting two hours after the completion of the live call through September 1, 2007, via LandAmerica’s website.

About LandAmerica Financial Group, Inc.

LandAmerica Financial Group, Inc. is a leading provider of real estate transaction services with over 900 offices and a network of more than 10,000 active agents. LandAmerica serves agent, residential, commercial, and lender customers throughout the United States and in Mexico, Canada, the Caribbean, Latin America, Europe, and Asia. LandAmerica is recognized as number one in the mortgage services industry on Fortune’s 2007 list of America’s Most Admired Companies.

Segment Results
(In millions)

	Quarter Ended June 30, 2007
	Title Operations	Lender Services	Financial Services	Corporate & Other	Consolidated

Operating revenue:
Direct revenue	$410.1	$68.9	$0.2	$39.1	$518.3
Agency revenue	453.2	-	-	-	453.2
Total operating revenue	863.3	68.9	0.2	39.1	971.5
Investment income	18.7	0.4	10.6	3.8	33.5
Total revenue	882.0	69.3	10.8	42.9	1,005.0
Agents’ commissions	364.6	-	-	-	364.6
Salaries and employee benefits	262.0	26.3	0.8	26.9	316.0
Claims provision	80.2	1.9	-	3.1	85.2
Amortization of intangibles	3.4	1.2	0.1	0.6	5.3
Depreciation	7.0	2.8	-	3.9	13.7
Other expenses	134.4	35.4	4.9	33.8	208.5
Income before income taxes	$30.4	$1.7	$5.0	$(25.4)	$11.7

	Quarter Ended June 30, 2006
	Title Operations	Lender Services	Financial Services	Corporate & Other	Consolidated

Operating revenue:
Direct revenue	$376.7	$59.7	$0.3	$29.1	$465.8
Agency revenue	505.3	-	-	-	505.3
Total operating revenue	882.0	59.7	0.3	29.1	971.1
Investment income	17.3	1.3	9.7	2.7	31.0
Total revenue	899.3	61.0	10.0	31.8	1,002.1
Agents’ commissions	404.2	-	-	-	404.2
Salaries and employee benefits	240.6	23.5	0.6	24.1	288.8
Claims provision	46.6	1.4	-	2.9	50.9
Amortization of intangibles	3.1	2.6	0.1	0.5	6.3
Depreciation	5.6	1.2	-	0.5	7.3
Other expenses	126.4	25.8	4.9	30.1	187.2
Income before income taxes	$72.8	$6.5	$4.4	$(26.3)	$57.4

        - more -

	Six Months Ended June 30, 2007
	Title Operations	Lender Services	Financial Services	Corporate & Other	Consolidated

Operating revenue:
Direct revenue	$779.4	$151.8	$0.4	$75.9	$1,007.5
Agency revenue	875.3	-	-	-	875.3
Total operating revenue	1,654.7	151.8	0.4	75.9	1,882.8
Investment income	41.4	0.9	21.4	7.1	70.8
Total revenue	1,696.1	152.7	21.8	83.0	1,953.6
Agents’ commissions	705.0	-	-	-	705.0
Salaries and employee benefits	516.8	54.3	1.7	51.0	623.8
Claims provision	131.3	4.1	-	5.8	141.2
Amortization of intangibles	5.4	3.3	0.1	2.5	11.3
Depreciation	14.2	4.3	-	6.0	24.5
Impairment of intangible and long-lived assets	-	20.8	-	-	20.8
Other expenses	258.9	72.9	9.9	66.3	408.0
Income before income taxes	$64.5	$(7.0)	$10.1	$(48.6)	$19.0

	Six Months Ended June 30, 2006
	Title Operations	Lender Services	Financial Services	Corporate & Other	Consolidated

Operating revenue:
Direct revenue	$717.5	$117.5	$0.5	$54.4	$889.9
Agency revenue	983.5	-	-	-	983.5
Total operating revenue	1,701.0	117.5	0.5	54.4	1,873.4
Investment income	34.6	2.7	18.8	5.5	61.6
Total revenue	1,735.6	120.2	19.3	59.9	1,935.0
Agents’ commissions	787.3	-	-	-	787.3
Salaries and employee benefits	468.8	48.1	1.2	47.4	565.5
Claims provision	92.7	3.0	-	5.6	101.3
Amortization of intangibles	5.5	5.2	0.1	1.8	12.6
Depreciation	11.2	2.3	-	1.6	15.1
Impairment of intangible and long-lived assets	-	-	-	9.7	9.7
Other expenses	246.7	52.8	9.6	58.5	367.6
Income before income taxes	$123.4	$8.8	$8.4	$(64.7)	$75.9

        - more -

Summary of Operations
(In millions, except per share data and order information)

	Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Operating revenue	$971.5	$971.1	$1,882.8	$1,873.4
Investment and other income	32.1	32.5	62.4	62.2
Net realized investment gains (losses)	1.4	(1.5)	8.4	(0.6)
TOTAL REVENUE	1,005.0	1,002.1	1,953.6	1,935.0
Agents’ commissions	364.6	404.2	705.0	787.3
Salaries and employee benefits	316.0	288.8	623.8	565.5
General, administrative and other	199.9	173.3	387.4	341.5
Provision for policy and contract claims	85.2	50.9	141.2	101.3
Premium taxes	11.1	11.9	21.2	22.3
Interest expense	11.2	9.3	23.9	18.9
Amortization of intangibles	5.3	6.3	11.3	12.6
Impairment of intangible and other long-lived assets	-	-	20.8	9.7
TOTAL EXPENSES	993.3	944.7	1,934.6	1,859.1
Income before income taxes	11.7	57.4	19.0	75.9
Income tax expense	3.8	21.8	6.4	26.6
Net income	$7.9	$35.6	$12.6	$49.3
Net income per common share	$0.48	$2.13	$0.74	$2.92
Weighted average number of common shares outstanding	16.7	16.7	17.0	16.9
Net income per common share assuming dilution	$0.42	$2.06	$0.68	$2.82
Weighted average number of common shares outstanding assuming dilution	19.0	17.3	18.6	17.5
Other selected information:
Cash flow from operations	$(6.5)	$73.2	$112.7	$29.4
Direct orders opened (in thousands):
April	93.3	84.2
May	99.5	94.4
June	88.8	92.6
Total direct orders opened	281.6	271.2	577.7	538.0
Total direct orders closed	195.0	196.4	383.4	384.7

	June 30,	December 31,
	2007	2006

Cash and investments	$1,670.0	$1,941.5
Total assets	3,952.6	4,174.8
Policy and contract claims	832.4	789.1
Notes payable	573.2	685.3
Deferred service arrangements	207.6	218.6
Shareholders’ equity	1,316.9	1,395.8

Tangible book value per share attributable to common shareholders	$25.05	$27.11
Book value per share of intangible assets attributable to common shareholders	53.47	52.18
Book value per share attributable to common shareholders	78.52	79.29

        - more -

Reconciliation of Non-GAAP Measures

EBITDA
The Company evaluates its results on the basis of earnings before interest, income taxes, depreciation, and amortization (“EBITDA”).  EBITDA is not a measure of performance defined by GAAP and should not be considered in isolation or as a substitute for cash flows provided by (used in) operating activities which has been prepared in accordance with GAAP. EBITDA, as presented, may not be comparable to the calculation of similarly titled measures reported by other companies.  Management believes that EBITDA provides useful information to investors because it is an indicator of the Company’s operating performance. Reconciliations of these financial measures to the Company’s net income are as follows:

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	(In millions)

	2007	2006	2007	2006

EBITDA	$41.9	$80.3	$78.7	$122.5
Deduct:
Interest	11.2	9.3	23.9	18.9
Income tax expense	3.8	21.8	6.4	26.6
Depreciation expense	13.7	7.3	24.5	15.1
Amortization expense	5.3	6.3	11.3	12.6
Net Income	$7.9	$35.6	$12.6	$49.3

The Company cautions readers that the statements contained herein regarding the Company’s future financial condition, results of operations, future business plans, operations, opportunities, or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results, performance or achievements to be materially different  from anticipated results, performance or achievements, expressed or implied by such forward-looking statements. Such risks and uncertainties include: (i) the Company’s results of operations and financial condition are susceptible to changes in mortgage interest rates and general economic conditions; (ii) changes to the participants in the secondary mortgage market could affect the demand for title insurance products; (iii) the Company is subject to government regulation; (iv) heightened regulatory scrutiny of the Company and the title insurance industry, including any future resulting reductions in the pricing of title insurance products and services, could materially and adversely affect the Company’s business, operating results, and financial condition; (v) the Company may not be able to fuel its growth through acquisitions; (vi) the Company’s inability to integrate and manage successfully the Company’s acquired businesses could adversely affect the Company’s business, operating results, and financial condition; (vii) regulatory non-compliance, fraud or defalcations by the Company’s title insurance agents or employees could adversely affect its business, operating results, and financial condition; (viii) competition in the Company’s industry affects its revenue; (ix) significant industry changes and new product and service introductions require timely and cost-effective responses; (x) the Company’s litigation risks include substantial claims by large classes of claimants; (xi) the Company’s claims experience may require the Company to increase its provision for title losses or to record additional reserves, either of which may adversely affect its earnings; (xii) key accounting and essential product delivery systems are concentrated in a few locations; (xiii) provisions of the Company’s articles of incorporation and bylaws, shareholder rights plan and applicable state corporation and insurance laws could limit another party’s ability to acquire the Company and could deprive shareholders of the opportunity to obtain a takeover premium for shares of common stock owned by them; (xiv) the Company’s future success depends on its ability to continue to attract and retain qualified employees; (xv) the Company’s conduct of business in foreign markets creates financial and operational risks and uncertainties that may materially and adversely affect its business, operating results, and financial condition; and (xvi) various external factors including general market conditions, governmental actions, economic reports and shareholder activism may affect the trading volatility and price of the Company’s common stock. For a description of factors that may cause actual results to differ materially from such forward-looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made. The Company undertakes no obligation to update any forward-looking statements made in this release.

        # # #